Exhibit 99

                   WINTHROP PARTNERS 80 LIMITED PARTNERSHIP

                               DECEMBER 31, 1996

SUPPLEMENTARY INFORMATION REQUIRED PURSUANT TO SECTION 9.4 OF THE PARTNERSHIP AGREEMENT (UNAUDITED)

                                           Year Ended       Three Months Ended
                                           December 31,       December 31,
                                               1996               1996
                                        -----------------  -------------------

  1. Statement of Cash Available for
     Distribution:

     Net Income                               $  481,000           $232,000
     Add: Depreciation and amortization
          charged to income not affecting
          cash available for distribution         57,000             11,000
          Loss due to impairment of real
           estate                                600,000                  -
          Minimum lease payments received,
           net of interest income earned,
           on leases accounted for under the
           financing method                      347,000             91,000
          Proceeds from sale of property         141,000

     Less: Other                                  (2,000)            (1,000)
           Gain on sale of property              (57,000)                 -
                                              -----------          --------
     Cash Available for Distribution         $ 1,567,000           $333,000
                                             ============         =========
     Distributions allocated to General
      Partners                               $   114,000           $ 27,000
                                             ===========           ========
     Distributions allocated to Limited
      Partners                               $ 1,453,000           $306,000
                                             ==========            ========

  2. Fees and other compensation paid or accrued by the Partnership to the General Partners, or their affiliates, during the three months ended December 31, 1996:

  Entity Receiving                  Form of
  Compensation                      Compensation               Amount
  ----------------                  -------------              ------

  Winthrop Management         Property Management Fees        $ 5,000


  General Partners            Interest in Cash Available
                               for Distribution               $27,000

  WFC Realty Co., Inc.        Interest in Cash Available for
  (Initial Limited Partner)    Distribution                   $ 1,400